Exhibit 10.27

DATED 11 June 2004

(1)	CGNU LIFE ASSURANCE LIMITED

(2)	CAMBRIDGE DISPLAY TECHNOLOGY LIMITED

L E A S E

of office premises on the First Floor West Wing of

Building 2020, Cambourne Business Park

LEASE PARTICULARS

1	Date	:	11 June 2004

2	Parties

2.1	Landlord	:	CGNU Life Assurance Limited (Company Number 226742) whose registered office is at 2 Rougier Street, York Y090 1UU

2.2	Tenant	:	Cambridge Display Technology Limited (Company number 2672530) whose registered office is at Greenwich House Madingley Rise Cambridge CB3 0TX

3	Building	:

the building known as Building Number 2020, Cambourne Business Park and shown edged blue on plan 1 annexed and comprising part of the land and buildings owned by the Landlord and registered under title number CB243700

4	Premises	:	the West Wing of the First Floor of the Building shown edged red on plan 2 annexed

5	Contractual Term	:	Ten years from and including

6	Principal Rent	:	£133,650 (One hundred and thirty three thousand six hundred and fifty pounds)

7	Rent Commencement Date	:	25 June 2005

8	Review Date	:	the of 2009

9	Permitted Use	:	offices (other than serviced offices) within Class B1(a) in the Schedule to the 1987 Order

2

This Lease made on the date and between the parties specified in the Particulars Witnesses as follows:

1	Definitions

In this Lease unless the context otherwise requires:

Access Road means the road from the A428 leading to the Estate which is shown coloured brown on plan 1 annexed;

Adjoining Property means any adjoining or neighbouring premises in which the Landlord and/or Management Company holds or shall at any time during the Term hold a freehold or leasehold interest;

Arbitration means arbitration in accordance with Clause 7.4;

Base Rate means the base rate from time to time of Barclays Bank PLC or (if not available) such comparable rate of interest as the Landlord shall reasonably require;

Building means the building described in the Particulars and includes any part of it and any alteration or addition to it or replacement of it;

Building Services means the services provided by the Landlord in relation to the Building as set out in Part III of the Fourth Schedule;

Common Parts means the accesses, lifts and other areas of the Building from time to time designated by the Landlord for common use by the tenants and occupiers of the Building;

Conduit means any existing or future media for the passage of substances or energy and any ancillary apparatus attached to them and any enclosures for them;

Contractual Term means the term specified in the Particulars;

Developer means Cambourne Business Park Limited (Company number 3618543) whose registered office is at Portland House, Stag Place, London SW1E 5DS

Encumbrances means the obligations and encumbrances contained or referred to in the documents specified in Part III of the First Schedule to the extent that they affect the Premises;

Estate means the freehold land known or to be known as Cambourne Business Park and the buildings from time to time standing on it shown edged red on plan 3 annexed together with any other adjoining land which is incorporated into Cambourne Business Park;

Estate Common Areas means the following parts of the Estate which are or are intended to be for the benefit or amenity of all the owners and occupiers of the Estate:

(i)	the main roads, footpaths, pedestrian areas and cycle ways, road lighting, road signs and signals;

(ii)	any water features irrigation systems, landscaped areas and other amenities;

(iii)	any part of the Estate reserved for the housing of machinery or equipment in connection with or required for the provision of any of the Estate Services;

(iv)	any estate management office, landscape compound or ancillary buildings;

(v)	all Conduits, balancing ponds and other things related to services in upon over or under or serving the Estate;

(vi)	all party structures, boundary walls, railings and fences of (or used in common with the owners of any premises adjoining or neighbouring) the Estate;

(vii)	all signage; and

(viii)	all other areas or amenities on the Estate or outside the Estate but serving or otherwise being for the benefit of the Estate as a whole which are from time to time provided or designated for the common amenity or benefit of the owners or occupiers of the Estate;

Estate Services means the services provided or procured by the Landlord in relation to the Estate (excluding the Phase) as set out in Part II of the Fourth Schedule;

Group Company means a company which is a member of the same group of companies within the meaning of Section 42 of the Landlord and Tenant Act 1954;

Insured Risks means fire, lightning, earthquake, explosion, aircraft (other than hostile aircraft) and other aerial devices or articles dropped therefrom, riot, civil commotion, malicious damage, storm or tempest, bursting or overflowing of water tanks apparatus or pipes, flood, impact by road vehicles and terrorism (to the extent that insurance against such risks may ordinarily be arranged with an insurer of good repute) and such other risks or insurance as may from time to time be required by the Landlord (subject in all cases to such exclusions and limitations as may be imposed by the insurers), and Insured Risk means any one of them;

Landlord means the person so named in the Particulars and includes any other person entitled to the immediate reversion to this Lease;

Landlord’s Surveyor means the Landlord’s Surveyor or managing agent (who may be an employee of the Landlord) Provided that where such a person is not an employee of the Landlord such person is or is a member of a firm where a majority of the partners are Fellows or Associates of the Royal Institute of Chartered Surveyors;

Lettable Units means any part of the Building which is let, or constructed or adapted for letting, from time to time;

Management Company means Cambourne Business Park Management Limited (Company No 03894720) the company formed to provide the Services and whose shares are or will be owned by the freehold and/or long leasehold owners for the time being of the whole or parts of the Estate;

this Lease means this lease and any document supplemental to it or entered into pursuant to it;

Particulars means the descriptions and terms on the page headed Lease Particulars which form part of this Lease;

Phase means the part of the Estate in which the Premises are situated and shown edged red on plan 1 annexed Provided That the Landlord shall be entitled to adjust the boundaries of the Phase by notice in writing to the Tenant;

Phase Common Areas means the following parts of the Phase which are or are intended to be for the benefit or amenity of all the owners and occupiers of the Phase:

(i)	the roads, footpaths, pedestrian areas and cycle ways, road lighting, road signs and signals;

(ii)	any water features irrigation systems, landscaped areas and other amenities;

(iii)	any part of the Phase reserved for the housing of machinery or equipment in connection with or required for the provision of any of the Phase Services;

(iv)	any landscape compound or ancillary buildings;

(v)	all Conduits, balancing ponds and other things related to services in upon over or under or serving the Phase;

(vi)	all party structures, boundary walls, railings and fences of (or used in common with the owners of any premises adjoining or neighbouring) the Phase;

(vii)	all signage; and

(viii)	all other areas or amenities on the Phase or outside the Phase but serving or otherwise being for the benefit of the Phase as a whole which are from time to time provided or designated for the common amenity or benefit of the owners or occupiers of the Phase;

Phase Services means the services provided or procured by the Landlord in relation to the Phase (excluding the remainder of the Estate) set out in Part II of the Fourth Schedule;

Planning Acts means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990;

Premises means the premises described in the Particulars and includes any part of them any alteration or addition to them and any fixtures and fittings, plant and machinery in or on them and includes:

(i)	the floorboards, screed, plaster and other finishes on the floors, walls, columns and ceilings, and all carpets;

(ii)	the raised floors and false ceilings (including light fittings), and the voids between the ceilings and false ceilings and the floor slab and the raised floors;

(iii)	non-load bearing walls and columns in the Premises and one half of the thickness of such walls dividing the Premises from other parts of the Building;

(iv)	all doors and internal windows and their frames, glass and fitments;

(v)	all Conduits, plant and machinery within and solely serving the same;

(vi)	all Landlord’s fixtures and fittings;

(vii)	all alterations and additions;

but excludes:

(i)	all structural and external parts of the Building including the external windows window frames and glass of the Building;

(ii)	all Conduits, plant and machinery serving other parts of the Building;

Principal Rent means the rent stated in the Particulars;

Professional Team means the Architect and Landscape Architect, Cost Consultant, Structural Engineers, Building Services Engineers and Civil Engineer and any sub-consultant appointed by any member of the Professional Team;

Quarter Days means 25 March, 24 June, 29 September and 25 December in every year and Quarter Day means any of them;

Restricted Use means a use for serviced offices or any other use which is in competition with the business activities of Regus (UK) Limited and/or Regus Business Centres (UK) Limited which are being carried on in Building 1010 which is situated at Phase I of the Estate;

Service Charge means the service charge as specified in the Fourth Schedule;

Services means the Estate Services the Phase Services and the Building Services;

Subletting Unit means a self-contained area of the Premises;

Tenant means the person so named in the Particulars and includes its successors in title;

Term means the Contractual Term together with any continuation of the term or the tenancy (whether by statute, common law holding over or otherwise);

VAT means Value Added Tax and any similar tax substituted for it or levied in addition to it;

Working Day means any day from Monday to Friday (inclusive) which is not Christmas Day, Good Friday or a statutory Bank Holiday

1987 Order means the Town and Country Planning (Use Classes) Order 1987 (as originally made);

1995 Act means the Landlord and Tenant (Covenants) Act 1995.

2	Interpretation

In this Lease unless the context otherwise requires:

2.1	If the Tenant is more than one person then their covenants are joint and several;

2.2	Any reference to a statute includes any modification extension or re-enactment of it and any orders, regulations, directions, schemes and rules made under it;

2.3	Any covenant by the Tenant not to do any act or thing includes an obligation not to knowingly permit or suffer such act or thing to be done;

2.4	If the Landlord reserves rights of access or other rights over or in relation to the Premises then those rights extend to the Management Company and persons authorised by either of them;

2.5	References to the act or default of the Tenant include acts or default or negligence of any undertenant or of anyone at the Premises with the Tenant’s or any undertenant’s permission or sufferance;

2.6	The index and Clause headings in this Lease are for ease of reference only;

2.7	References to the last year of the Term shall mean the twelve months ending on the expiration or earlier termination of the Term;

2.8	The perpetuity period applicable to this Lease shall be the Term or 80 years from the commencement of the Term (whichever is the shorter);

2.9	References to Costs include all liabilities, claims, demands, proceedings, damages, losses and proper costs and expenses.

3	Demise and Rents

The Landlord DEMISES the Premises to the Tenant for the Contractual Term TOGETHER WITH the rights set out in Part I of the First Schedule, EXCEPT AND RESERVING as mentioned in Part II of the First Schedule subject to all rights enjoyed by the owners or occupiers of any neighbouring property over the Premises and subject to and with the benefit of the Encumbrances, the Tenant paying by way of rent during the Term without any deduction counterclaim or set off:

3.1	the Principal Rent and any VAT by equal quarterly payments in advance on the Quarter Days to be paid by Banker’s Standing Order if the Landlord so requires, the first payment for the period from and including the Rent Commencement Date to (but excluding) the next Quarter Day to be made on the Rent Commencement Date;

3.2	the Service Charge and any VAT at the times and in the manner set out in the Fourth Schedule;

3.3	the following amounts and any VAT:

3.3.1	the sums specified in Clauses 4.2 (interest) and 4.5 (utilities and common facilities);

3.3.2	the sums specified in Clause 6.2.1 (insurance);

3.3.3	all Costs incurred by the Landlord as a result of any breach of the Tenant’s covenants in this Lease.

4	Tenant’s covenants

The Tenant covenants with the Landlord throughout the Term, or until released pursuant to the 1995 Act, as follows:

4.1	Rents

To pay the rents reserved by this Lease on the due dates;

4.2	Interest

If the Landlord does not receive any sum due to it by the due date to pay on demand interest on such sum at 3 per cent above Base Rate from the due date until payment (both before and after any judgment), provided this Clause shall not prejudice any other right or remedy for the recovery of such sum;

4.3	Outgoings

To pay all existing and future rates, taxes, charges, assessments and outgoings in respect of the Premises (whether assessed or imposed on the owner or the occupier), except any tax (other than VAT) arising as a result of the receipt by the Landlord of the rents reserved by this Lease and any tax arising on any dealing by the Landlord with its reversion to this Lease;

4.4	VAT

4.4.1	Any payment or other consideration to be provided to the Landlord is exclusive of VAT, and the Tenant shall in addition pay any VAT chargeable on the date the payment or other consideration is due and the Landlord shall provide a valid VAT invoice addressed to the Tenant;;

4.4.2	Any obligation to reimburse or pay the Landlord’s expenditure extends to irrecoverable VAT on that expenditure, and the Tenant shall also reimburse or pay such VAT and the Landlord shall provide a valid VAT invoice addressed to the Tenant;

4.5	Utilities and Common Facilities

To pay for all gas, electricity, water, telephone and other utilities (including but without limitation that for heating air conditioning and ventilation) used on the Premises, and all charges for meters and all standing charges, and a fair proportion of any joint charges as reasonably determined by the Landlord’s Surveyor;

4.6	Repair

4.6.1	To maintain the Premises in good and substantial repair and condition (damage by the Insured Risks excepted save to the extent that insurance moneys are irrecoverable as a result of the act or default of the Tenant);

4.6.2	To make good any disrepair for which the Tenant is liable within three months after the date of written notice from the Landlord (or sooner if the Landlord reasonably requires);

4.6.3	If the Tenant fails to comply with any such notice the Landlord may enter and carry out the work and the cost shall be reimbursed by the Tenant on demand as a debt;

4.6.4	To enter into maintenance contracts with reputable contractors for the regular servicing of all plant and equipment serving only the Premises;

4.7	Decoration

4.7.1	To clean, prepare and paint or treat and generally redecorate all internal parts of the Premises in the fifth year and in the last year of the Term but not twice in any period of 12 months;

4.7.2	All the work described in Clause 4.7.1 is to be carried out:

(i)	in a good and workmanlike manner to the Landlord’s reasonable satisfaction; and

(ii)	in colours which (if different from the existing colour) are first approved in writing by the Landlord (approval not to be unreasonably withheld or delayed);

4.8	Cleaning

4.8.1	To keep the Premises clean, tidy and free from rubbish;

4.8.2	To clean the inside of windows at the Premises as often as reasonably necessary;

4.9	Overloading

Not to overload the floors, ceilings or structure of the Premises or any plant machinery or electrical installation serving the Premises;

4.10	Conduits

To keep the Conduits in or serving the Premises clear and free from any noxious, harmful or deleterious substance, and to remove any obstruction and repair any damage to the Conduits as soon as reasonably practicable to the Landlord’s reasonable satisfaction;

4.11	Prohibited Uses

Not to use the Premises:

4.11.1	for any purpose which is noisy, offensive, dangerous, illegal, immoral or a nuisance or causes damage or disturbance to the Landlord, or to owners or occupiers of any neighbouring property, or which involves any substance which may be harmful, polluting or contaminating;

4.11.2	for residential purposes;

4.11.3	for any auction, public or political meeting, public exhibition or show, or as a betting office or for gaming or playing amusement machines, or as a sex shop (as defined in the Local Government (Miscellaneous Provisions) Act 1982), or for the business of an undertaker, or for the business of a staff agency, employment agency or Government Department at which the general public call without appointment;

4.12	Permitted Use

4.12.1	Not to use the Premises otherwise than for the Permitted Use specified in the Particulars;

4.12.2	Not to use the Premises or any part of them for a Restricted Use provided that nothing in this clause shall prevent the Tenant from underletting the whole or any part of the Premises in accordance with the provisions as to underletting contained in this Lease;

4.13	Signs

Not to erect any sign, notice or advertisement which is visible outside the Premises without the Landlord’s prior written consent PROVIDED ALWAYS that any such sign must comply with the signage code (if any) for the Estate and the Building;

4.14	Alterations

4.14.1	Not to make any alterations or additions which:

(i)	affect the structure of the Building (including without limitation the roofs and foundations and the principal or load-bearing walls, floors, beams and columns);

(ii)	divide the Premises or merge the Premises with any adjoining premises;

(iii)	affect the external appearance of the Premises;

(iv)	adversely affect the heating, air conditioning or ventilation systems at the Building;

4.14.2	Subject to clause 4.14.3 not to make any other alterations or additions to the Premises without the Landlord’s written consent (not to be unreasonably withheld or delayed);

4.14.3	The Tenant may erect and relocate internal demountable partitioning and associated electrical and computer cabling without Landlord’s consent subject to providing plans of the works to the Landlord within 30 days of carrying out such works;

4.15	Preservation of Easements

4.15.1	Not to prejudice the acquisition of any right of light for the benefit of the Premises by obstructing any window or opening, or giving any acknowledgement that the right is enjoyed by consent or any other act or default of the Tenant;

4.15.2	To preserve all rights of light and other easements enjoyed by the Premises, and not to permit or suffer anyone to acquire any right of light or other easement or right over the Premises;

4.15.3	To give the Landlord immediate notice if any easement enjoyed by the Premises is obstructed, or any new easement affecting the Premises is made or attempted;

4.16	Alienation

4.16.1	Not to:

4.16.2	assign, charge, underlet or part with the possession of the whole or part only of the Premises except by an assignment or underletting of the whole or an underletting of a Subletting Unit permitted by this Clause 4.16;

4.16.3	share the possession or occupation of the whole or any part of the Premises;

4.16.4	Not to assign or agree to assign the whole of the Premises without the Landlord’s written consent (not to be unreasonably withheld or delayed), provided that:

(i)	the Landlord may withhold consent in circumstances where:

(a)	in the reasonable opinion of the Landlord the proposed assignee is not of sufficient financial standing to enable it to comply with the Tenant’s covenants in this Lease;

(b)	the proposed assignee is a company incorporated outside the United Kingdom which is not registered at Companies House in accordance with Schedule 21A or Section 691 of the Companies Act 1985.

(ii)	the Landlord’s consent shall in every case be subject to conditions (unless expressly excluded) requiring that:

(a)	the assignee covenants with the Landlord to pay the rents and observe and perform the Tenant’s covenants in this Lease during the residue of the Term, or until released pursuant to the 1995 Act;

(b)	the Tenant enters into an authorised guarantee agreement guaranteeing the performance of the Tenant’s covenants in this Lease by the assignee including the provisions set out in the Third Schedule (but omitting paragraph 1.2) and for the avoidance of doubt the Tenant shall be released from future (but not as then existing) liability upon the assignment of the Lease to the assignee

(c)	such other persons as the Landlord reasonably requires act as guarantors for the assignee and enter into direct covenants with the Landlord including the provisions set out in the Third Schedule (but referring in paragraph 1.2 to the assignee);

(d)	all rent and other payments due under this Lease are paid before completion of the assignment;

4.16.5	The provisions of Clause 4.16.4 shall not prejudice the Landlord’s right to withhold consent in other circumstances, or to impose other conditions, where it would be reasonable to do so;

4.16.6	Not to underlet or agree to underlet the whole of the Premises or a Subletting Unit unless:

(i)	the rent payable under the underlease is:

(a)	not less than the rent reasonably obtainable in the open market for the Premises (or the Subletting Unit) without fine or premium;

(b)	payable no more than one quarter in advance;

(c)	to be subject to upward only reviews to coincide with the rent review under this Lease;

(ii)	the undertenant covenants with the Landlord and in the underlease:

(a)	to observe and perform the Tenant’s covenants in this Lease (except for payment of the rents) during the term of the underlease or until released pursuant to the 1995 Act so far as they apply to the underlet premises;

(b)	not to underlet, share or part with possession or occupation of the whole or any part of the underlet premises, nor to assign or charge part only of the underlet premises;

(c)	not to assign the whole of the underlet premises without the Landlord’s prior written consent (which shall not be unreasonably withheld or delayed);

(iii)	all rents and other payments due under this Lease are paid before completion of the underletting;

(iv)	in relation to any Subletting Unit the undertenant has declared its acknowledgement of the exclusion of Sections 24 to 28 of the Landlord and Tenant Act in respect of such underlease and a copy of the notice served pursuant to section 38A(3)(a) (and a copy of the underlease referred to) and of such declaration is produced to the Landlord and acknowledged by the Landlord as satisfactory;

(v)	(in relation to any Subletting Unit) the underlease grants such rights as are appropriate for the separate occupation and use of the Premises, reserves such rights as are appropriate for the separate occupation and use of the remainder of the property let by this Lease and to enable the Tenant to comply with its obligations under this Lease, and reserves as rent:

(a)	a fair proportion of the cost of insuring the Premises and the whole cost of insuring the loss of the principal rent and service charge payable under the underlease; and

(b)	a service charge which provides for the undertenant to pay a fair and reasonable proportion of expenditure incurred by the Tenant in relation to the maintenance, repair, renewal, decoration and cleaning of the Premises (including without limitation the Conduits, plant and equipment therein) and the provision of services to the Premises;

(vi)	there shall be no more than two units of occupation at any time (and for this purpose a unit of occupation shall comprise (a) the Subletting Unit and (b) the residue of the net lettable area of the Premises (if any) retained by the Tenant);

(vii)	any subdivision of the Premises for underletting in parts must be such that both or all parts so formed by such subdivision are capable of separate economic occupation.

4.16.7	Without prejudice to Clause 4.16.4 not to underlet the whole of the Premises or a Subletting Unit nor vary the terms of any underlease without the Landlord’s written consent (not to be unreasonably withheld or delayed);

4.16.8	To take all necessary steps and proceedings to remedy any breach of the covenants of the undertenant under the underlease to operate the rent review provisions at the relevant dates of review and not to permit any reduction of the rent payable by any undertenant;

4.16.9	Notwithstanding clause 4.16 the Tenant may share occupation of the whole or any part of the Premises with a Group Company for so long as both companies remain members of that group and otherwise than in a manner that transfers or creates a legal estate

4.17	Registration

Within 21 days to give to the Landlord’s solicitors (or as the Landlord may direct) written notice of any assignment, charge, underlease or other devolution of the Premises or a Subletting Unit or any Group Company sharing together with a certified copy of the relevant document and a reasonable registration fee of not less than £40;

4.18	Statutory Requirements

To comply promptly with all notices served by any public, local or statutory authority, and with the requirements of any present or future statute or European Union law, regulation or directive (whether imposed on the owner or occupier), which affects the Premises or their use;

4.19	Planning

4.19.1	To comply with the Planning Acts and any planning permissions relating to or affecting the Premises;

4.19.2	Not to apply for or implement any planning permission affecting the Premises without first obtaining the Landlord’s written consent (which is not to be unreasonably withheld or delayed where that application relates to any alteration or change of use to which the Landlord has given its consent under the terms of this Lease).

4.19.3	Not to implement any planning permission before it has been produced to and approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed) Provided that the Landlord may withhold its approval if in the reasonable opinion of the Landlord anything contained or omitted from it is prejudicial to the Landlord’s interest in the Premises or in any Adjoining Property;

4.19.4	If a planning permission is implemented the Tenant shall complete all the works permitted and comply with all the conditions imposed by the permission before the determination of the Term (including any works stipulated to be carried out by a date after the determination of the Term unless the Landlord requires otherwise);

4.19.5	If the Landlord reasonably so requires to produce evidence to the Landlord that the provisions of this Clause 4.19 have been complied with;

4.20	Notices

4.20.1	To supply the Landlord with a copy of any notice, order or certificate or proposal for any notice order or certificate affecting or capable of affecting the Premises as soon as reasonably practicable after it is received by or comes to the notice of the Tenant;

4.20.2	At the request of the Landlord, and at the joint cost of the Landlord and the Tenant so far as such action is beneficial to both parties, to make or join the Landlord in making such objections or representations against or in respect of any such notice, order or certificate as the Landlord may reasonably require Provided always that the Tenant shall not be obliged by virtue of this sub-clause or any other provision contained in this Lease to take any steps likely to interfere with its beneficial use and occupation of the Premises;

4.21	Contaminants and Defects

4.21.1	On becoming aware of the same to give the Landlord written notice of the existence of any contaminant, pollutant or harmful substance on or any defect in the Premises;

4.21.2	If so requested by the Landlord, to remove from the Premises or remedy to the Landlord’s reasonable satisfaction any such contaminant, pollutant or harmful substance;

4.22	Entry by Landlord

To permit the Landlord at all reasonable times and on reasonable written notice (except in emergency) to enter the Premises in order to:

4.22.1	inspect and record the condition of the Premises or any other parts of the Building or the Adjoining Property;

4.22.2	remedy any breach of the Tenant’s obligations under this Lease;

4.22.3	repair, maintain, clean, alter, replace, install, add to or connect up to any Conduits which serve the Adjoining Property;

4.22.4	repair, maintain, alter or rebuild any part of the Building or the Adjoining Property;

4.22.5	comply with any of its obligations under this Lease;

Provided that the Landlord shall cause as little inconvenience as reasonably practicable in the exercise of such rights and shall with all reasonable speed make good all damage to the Premises caused by such entry to the reasonable satisfaction of the Tenant Provided that where entry upon the Premises is in the case of an emergency and the need for entry does not arise from the act neglect or default of the Tenant the person so entering is also to make good all damage caused in the exercise of such rights to the Tenant’s fixtures fittings and stock in trade;

4.23	Landlord’s Costs

To pay to the Landlord on demand amounts equal to such proper and reasonable costs as it may incur:

4.23.1	in connection with any application for consent made necessary by this Lease (including where consent is lawfully refused or the application is withdrawn);

4.23.2	incidental to or in reasonable and proper contemplation of the preparation and service of a schedule of dilapidations (whether before or within 6 months after expiry of the Term) or a notice or proceedings under Section 146 or Section 147 of the Law of Property Act 1925 (even if forfeiture is avoided other than by relief granted by the Court);

4.23.3	in connection with the enforcement or remedying of any breach of the covenants in this Lease on the part of the Tenant and any Guarantor;

4.23.4	incidental to or in reasonable and proper contemplation of the preparation and service of any notice under Section 17 of the 1995 Act;

4.24	Indemnity

To indemnify the Landlord against all Costs arising directly or indirectly from the use or occupation or condition of the Premises, or any breach of the Tenant’s obligations under this

Lease or any act or default of the Tenant in relation to the Premises, or the exercise of the rights set out in Part I of the First Schedule;

4.25	Reletting Notices

To allow a sale board and (in the last six months of the Term to allow a letting board) to be displayed on the Premises and to allow prospective tenants or purchasers to view the Premises at reasonable times on reasonable notice;

4.26	Yielding up

4.26.1	Immediately before the end of the Term:

(i)	to give up the Premises repaired and decorated and otherwise in accordance with the Tenant’s covenants in this Lease;

(ii)	unless the Landlord otherwise so requires, to remove all alterations made during the Term or any preceding period of occupation by the Tenant and reinstate the Premises (including replacing the carpet tiles currently in the Premises) as the Landlord shall reasonably direct and to its reasonable satisfaction;

(iii)	to remove all signs, tenant’s fixtures and fittings and other goods from the Premises, and make good any damage caused thereby to the Landlord’s reasonable satisfaction;

(iv)	to replace any damaged or missing Landlord’s fixtures with ones of no less quality and value;

4.26.2	If the Tenant fails to comply with Clause 4.26.1 to pay to the Landlord within 10 days of demand as liquidated damages:

(i)	any Costs incurred by the Landlord in remedying the breach; and

(ii)	a sum equivalent to the Principal Rent payable immediately before the end of the Term for the period reasonably required to remedy the breach;

4.27	Encumbrances

To perform and observe the Encumbrances so far as they relate to the Premises;

4.28	Regulations

4.28.1	To observe all rules and regulations relating to the Premises the Building the Phase or the Estate from time to time made by the Landlord and/or the Management Company pursuant to paragraph 3 of Part II of the First Schedule and notified to the Tenant;

4.28.2	Not to cause an obstruction to the Common Areas, Estate Common Areas or the Phase Common Areas or any part of the Building, Estate or the Phase.

5	Landlord’s Covenant

The Landlord covenants with the Tenant as follows:

5.1	Quiet Enjoyment

That the Tenant may peaceably enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for it;

5.2	Provision of Services

5.2.1	The Landlord will use reasonable endeavours to procure the provision of the Estate Services (and if it so chooses the Phase Services) by Cambourne Business Park Limited or the Management Company but subject to receiving on demand any Costs incurred by the Landlord in procuring the provision of the Estate Services by either of such parties provided that the Landlord will not be in breach of this clause as a result of any failure or interruption of any of the Estate Services;

(i)	for any failure to repair unless and until it has been notified of the disrepair and has not within a reasonable time remedied the failure;

(ii)	resulting from circumstances beyond the Landlord’s reasonable control, so long as the Landlord uses its reasonable endeavours to remedy the same as soon as reasonably practicable after becoming aware of such circumstances; or

(iii)	to the extent that the Services (or any of them) cannot reasonably be provided as a result of works of inspection, maintenance and repair or other works being carried out at the Estate, the Phase, the Building or the Premises.

5.2.2	Insofar as this is necessary for the reasonable use and enjoyment of the Premises by the Tenant and the exercise of the rights granted in Part 1 of the First Schedule that the Landlord will provide or procure the provision of the Phase Services and the Building Services, Provided that the Landlord will not be in breach of this Clause as a result of any failure or interruption of any of the Services:

(i)	for any failure to repair unless and until it has been notified of the disrepair and has not within a reasonable time remedied the failure;

(ii)	resulting from circumstances beyond the Landlord’s reasonable control, so long as the Landlord uses its reasonable endeavours to remedy the same as soon as reasonably practicable after becoming aware of such circumstances; or

(iii)	to the extent that the Services (or any of them) cannot reasonably be provided as a result of works of inspection, maintenance and repair or other works being carried out at the Estate the Phase, the Building or the Premises.

5.2.3	The Landlord may, at its discretion, add to, extend, vary or withhold from time to time any of the Services if the Landlord reasonably considers it desirable to do so for the more efficient management, operation or security of the Estate, the Phase or the Building or for the benefit of the tenants in the Estate, the Phase or the Building.

5.2.4	The Landlord shall ensure at all times that sufficient areas of the Common Parts are available for use by the Tenant to enable the Tenant to undertake its usual business at the Premises

5.3	Within one month after the date hereof the Landlord will construct a partition wall between points A and B on Plan 2 causing as little inconvenience as practicable to the Tenant and making good any damage caused to the Premises whilst undertaking such works

6	Insurance

6.1	Landlord’s insurance covenants

The Landlord covenants with the Tenant as follows:

6.1.1	To insure the Building (other than tenant’s and trade fixtures and fittings) unless the insurance is invalidated in whole or in part by any act or default of the Tenant:

(i)	with an insurance office or underwriters of repute;

(ii)	against loss or damage by the Insured Risks;

(iii)	subject to such excesses as may be imposed by the insurers;

(iv)	in the full cost of reinstatement of the Building (in modern form if appropriate) including shoring up, demolition and site clearance, professional fees, VAT and allowance for building cost increases;

6.1.2	To insure against loss of the Principal Rent, Service Charge and VAT thereon payable or reasonably estimated by the Landlord to be payable under this Lease arising from damage to the Premises by the Insured Risks for three years or such other period as the Landlord shall reasonably require;

6.1.3	At the request of the Tenant to produce evidence of the terms of the insurance under this Clause 6.1 and of payment of the current premium;

6.1.4	If the Landlord for the time being is an insurance company or a member of a group which includes an insurance company it is entitled to effect or maintain in its own office or in the office of any insurance company which is a Group Company any insurance it is required to effect under this Lease and for the purpose of any covenant by the Tenant to pay or contribute towards the cost of such insurance the premiums charged by the Landlord or the Group Company are deemed to have been paid by the Landlord on the first day of the period of insurance to which the relevant premium relates;

6.1.5	If the Building is destroyed or damaged by an Insured Risk, then, unless payment of the insurance moneys is refused in whole or part because of the act or default of the Tenant, and subject to obtaining all necessary planning and other consents to use the insurance proceeds (except those relating to loss of rent and fees) and any uninsured excess paid by the Tenant under Clause 6.2.4(ii) in reinstating the same (other than tenant’s and trade fixtures and fittings) as quickly as reasonably practicable, in modern form if appropriate but not necessarily identical in layout and (in relation to the Premises) substantially as they were before the destruction or damage;

6.2	Tenant’s insurance covenants

The Tenant covenants with the Landlord throughout the Term or until released pursuant to the 1995 Act as follows:

6.2.1	To pay to the Landlord within 10 Working Days of demand sums equal to:

(i)	the amount which the Landlord in its reasonable discretion considers to be a proportion fairly attributable to the Premises of the sum which the Landlord spends on insurance pursuant to Clause 6.1;

(ii)	the cost of property owners’ liability and third party liability insurance in connection with the Premises;

(iii)	the cost of any professional valuation of the Premises properly required by the Landlord (but not a full valuation more than once in any three year period);

6.2.2	To give the Landlord immediate written notice on becoming aware of any event or circumstance which might affect or lead to an insurance claim;

6.2.3	Not to knowingly do anything at the Premises which would or might prejudice or invalidate the insurance of the Building or the Adjoining Property or cause any premium for their insurance to be increased;

6.2.4	To pay to the Landlord within 10 Working Days of demand:

(i)	any increased premium and any Costs incurred by the Landlord as a result of a breach of Clause 6.2.3;

(ii)	any uninsured excess to which the insurance policy may be subject to the amount of such excess having been notified by the Tenant prior to the date on which the damage giving rise to the claim occurred;

(iii)	the whole of the irrecoverable proportion of the insurance moneys if the Premises or any part are destroyed or damaged by an Insured Risk but the insurance moneys are irrecoverable in whole or part due to the act or default of the Tenant;

6.2.5	To insure with an insurance office or underwriters of repute the third party liability of the Tenant in relation to the Premises and to pay all premiums promptly and at the request of the Landlord to produce particulars of the insurance and evidence of payment of the premium;

6.2.6	To comply with the requirements of the insurers;

6.2.7	To notify the Landlord of the full reinstatement cost of any fixtures and fittings installed at the Premises at the cost of the Tenant which become Landlord’s fixtures and fittings;

6.3	Suspension of Rent

6.3.1	If the Premises are unfit for occupation and use because of damage by an Insured Risk then (save to the extent that payment of the loss of rent insurance moneys is refused due to the act or default of the Tenant) the Principal Rent and the Service Charge (or a fair proportion according to the nature and extent of the damage) shall be suspended until the earlier of:

(i)	the date on which the Premises are again fit for occupation and use; and

(ii)	the expiry of the loss of rent insurance period;

6.3.2	Any dispute relating to this Clause 6.3 shall be referred to Arbitration.

6.4	Termination

6.4.1	If the Premises have not been rebuilt or reinstated so as to be ready for the commencement of fitting out works by the Tenant by the end of the Loss of Rent Period referred to in clause 6.1.2 either party may determine the Term by giving on or after the end of that Loss of Rent Period (but not after the Premises have been so rebuilt or reinstatement) not less than one months notice in writing to the other to take effect not later than three months after the end of that Loss of Rent Period and thereupon this Lease shall determine Provided that if the Landlord by notice in writing to the Tenant given before the end of that Loss of Rent Period specifies a date (which is not later than six months after the end of that Loss of Rent Period) by which is considers that the Premises will be so rebuilt or reinstated any right to determine shall be postponed to the date specified in that notice.

6.4.2	The Tenant shall not be liable to pay any rents during any of the period referred to in clause 6.4.1 after the expiry of the Loss of Rent Period

6.4.3	Any determination of the Lease under this clause 6.4.1 is without prejudice to any claim by either party against the other for any prior breach of the provisions of this Lease and on any determination of the Lease all insurance monies (so far as unapplied) shall belong to the Landlord absolutely

7	Provisos

7.1	Forfeiture

If any of the following events occurs:

7.1.1	the Tenant fails to pay any of the rents payable under this Lease within 28 days of the due date (whether or not formally demanded); or

7.1.2	the Tenant or Guarantor breaches any of its obligations in this Lease; or

7.1.3	execution or distress is levied on the Tenant’s goods in the Premises; or

7.1.4	the Tenant or Guarantor being a company incorporated within the United Kingdom

(i)	has an Administration Order made in respect of it; or

(ii)	passes a resolution, or the Court makes an Order, for the winding up of the Tenant or the Guarantor, otherwise than a member’s voluntary winding up of a solvent company for the purpose of amalgamation or reconstruction previously consented to by the Landlord (consent not to be unreasonably withheld or delayed); or

(iii)	has a receiver or administrative receiver or receiver and manager appointed over the whole or any part of its assets or undertaking; or

(iv)	is struck off the Register of Companies; or

(v)	is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or

7.1.5	proceedings or events analogous to those described in Clause 7.1.4 shall be instituted or shall occur where the Tenant or Guarantor is a company incorporated outside the United Kingdom; or

7.1.6	the Tenant or Guarantor being an individual:

(i)	has a bankruptcy order made against him; or

(ii)	appears to be unable to pay his debts within the meaning of Section 268 of the Insolvency Act 1986;

then the Landlord may re-enter the Premises or any part of the Premises in the name of the whole and forfeit this Lease and the Term created by this Lease shall immediately end, but without prejudice to the rights of the Landlord in respect of any breach of the obligations contained in this Lease;

7.2	No Compensation

Any right for the Tenant to claim compensation from the Landlord on vacating the Premises or otherwise is excluded to the extent permitted by law;

7.3	Notices

Section 196 of the Law of Property Act 1925 shall apply to any notice which may be served under this Lease and as if the final words of Section 196(4) “and that service…be delivered” were deleted and replaced by “and that service shall be deemed to be made on the third working day after posting”;

7.4	Arbitration

7.4.1	Where this Lease provides for reference to Arbitration then reference shall be made in accordance with the Arbitration Act 1996 to a single arbitrator agreed between the Landlord and the Tenant, or in the absence of agreement nominated on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors;

7.4.2	In the absence of a determination by the arbitrator as to his fees they shall be borne equally by the Landlord and the Tenant;

7.4.3	If the arbitrator is ready to make his award, but is unwilling to do so due to the Tenant’s failure to pay its share of the costs in connection with the award, the Landlord may serve on the Tenant a notice requiring the Tenant to pay such costs within 14 days, and if the Tenant fails to comply with such notice the Landlord may pay to the arbitrator the Tenant’s costs and any amount so paid shall be a debt due forthwith from the Tenant to the Landlord;

7.5	No Implied Easements

The grant of this Lease does not confer any rights over the Adjoining Property or any other property except those mentioned in Part I of the First Schedule, and Section 62 of the Law of Property Act 1925 is excluded from this Lease;

7.6	Planning Acts

The Landlord does not warrant that the Permitted Use complies with the Planning Acts;

7.7	Option to Determine

7.7.1	The Tenant may terminate the Contractual Term on the date (“the Break Date”) at the end of the fifth year of the Contractual Term by giving to the Landlord not less than six months’ previous notice in writing (a “Break Notice”) expiring on the Break Date;

7.7.2	Any Break Notice shall operate to terminate the Contractual Term only if:

(i)	the rents reserved by this Lease have been paid by the time of such termination; and

(ii)	the Tenant gives the Landlord vacant possession of the Premises on the Break Date Provided that if the Tenant leaves any chattels in the Premises that shall not be construed as failure to give vacant possession for the purposes of this sub-clause;

7.7.3	If the Tenant gives a Break Notice then upon termination subject to clause 7.7.2 the Contractual Term shall cease on the Break Date but without prejudice to any claim in respect of any prior breach of the obligations contained in this Lease;

7.7.4	Time shall be of the essence for the purpose of this Clause.

8	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9	New Tenancy

This Lease is a new tenancy for the purposes of the 1995 Act.

Executed by the parties as a Deed the day and year first before written.

The First Schedule

Part I – Easements and Other Rights granted

There are granted to the Tenant (in common with the Landlord others authorised by the Landlord and by any owner of the Estate Common Areas) and subject to the Tenant complying with the rules and regulations referred to in Clause 4.28:

1	The right to use the Access Road to gain access to and from the Estate (until such time as it shall become adopted and maintainable at public expense);

2	The right to use the relevant Estate Common Areas, Phase Common Areas and the Common Parts for access to and from the Premises;

3	Free and uninterrupted use of all existing and future Conduits which are in the Building and which serve the Premises, subject to the Landlord’s and/or the Management Company’s rights to re-route the same subject to there being no unreasonable interruption of services;

4	The right to enter the Building excluding any part or parts which are occupied by tenants as necessary to comply with the provisions of Clause 4.6 on reasonable prior written notice to the Landlord, subject to causing as little inconvenience as practicable and complying with conditions reasonably imposed by the Landlord and making good all damage caused;

5	The right to park 30 private motor cars in the car park situated within the Phase in such spaces asthe Landlord from time to time allocates within the area hatched black on plan 1 annexed;

6	The right of support and protection from other parts of the Building

7	Without prejudice to paragraph 2, a right of access along the corridor hatched red on plan 2 annexed in order to gain access to the lavatories and washrooms from the remainder of the Premises

8	The right of access to verify the readings of the electricity sub-meters located within the Building relating to the Premises

Part II – Exceptions and Reservations

There are excepted and reserved to the Landlord and the Management Company (and all others having like rights):

1	The right to carry out any building, rebuilding, alteration or other works to the Phase or the Estate and the Adjoining Property (including the erection of scaffolding) notwithstanding interference with light and air enjoyed by the Premises provided that any such diminution of the flow of light and/or air does not prevent the reasonable use and enjoyment of the Premises by the Tenant for the Permitted Use;

2	Free and uninterrupted use of all existing and future Conduits which are in the Premises and serve the Estate, Phase or the Adjoining Property;

3	The right to regulate and control in a reasonable manner the use of the Estate Common Area, the Phase Common Areas and the Common Parts provided that in the implementation of the provisions of this paragraph 3 the Landlord shall act reasonably and have regard to the benefit to the Phase as a whole and the generality of the tenants therein;

4	Rights to enter on the Premises for the purposes referred to in Clause 4.22;

5	The right of support and protection for other parts of the Building.

Part III – Encumbrances

The entries contained or referred to in the Property, Proprietorship and Charges Registers of Title Numbers CB243700 dated 8 April 2004 timed 16:16

Date	Document	Parties

29 January 2001	Section 106 Agreement relating to Plot 2020/2030	South Cambridgeshire District Council (1) W. G. Topham and others (2)

Insofar as any matter referred to still exists and relates to the Premises

The Second Schedule

Rent Review

1	In this Schedule:

1.1	Review Date means the Review Date mentioned in the Particulars;

1.2	Rack Rental Value means the annual rent (exclusive of VAT) at which the Premises might reasonably be expected to be let in the open market at the Review Date;

ASSUMING

1.2.1	the letting is on the same terms as those contained in this Lease but subject to the following qualifications:

(i)	the term shall commence on the Review Date and be the residue of the Contractual Term remaining at the Review Date or 10 years (whichever is the longer);

(ii)	the amount of the Principal Rent shall be disregarded, but it shall be assumed that the Principal Rent is subject to review on the terms of and at the same interval as the Principal Rent under this Lease;

1.2.2	the Premises are available to let as a whole, with vacant possession, by a willing landlord to a willing tenant, without premium;

1.2.3	the Premises are ready, fit and available for immediate occupation and use for the Permitted Use;

1.2.4	all the obligations on the part of the Landlord and the Tenant contained in this Lease have been fully performed and observed;

1.2.5	no work has been carried out to the Premises which has reduced the rental value of the Premises other than works carried out in compliance with clause 4.18 (Statutory Requirements);

1.2.6	if the whole or any part of the Premises has been destroyed or damaged it has been fully reinstated unless the failure to reinstate the Premises is due to any act or omission on the part of the Landlord;

1.2.7	the Premises comply with all relevant statutory requirements necessary for the Premises to be used for the Permitted Use;

BUT DISREGARDING

1.2.8	any goodwill attached to the Premises by reason of any business carried on there;

1.2.9	any effect on rent of the fact that any Tenant and any undertenant is or has been in occupation of the Premises;

1.2.10	any effect on rent of any improvements at the Premises made with the Landlord’s written consent by the Tenant or any undertenant except improvements carried out pursuant to an obligation to the Landlord or at the expense of the Landlord;

PROVIDED THAT the Rack Rental Value shall be that which would be payable after the expiry of any rent free period or concessionary rent period for fitting out (or the receipt of any contribution to fitting out works or other inducement in lieu thereof) which might be given on a letting of the Premises, so that no discount reduction or allowance is made to reflect (or compensate the tenant for the absence of) any such rent free or concessionary rent period;

1.3	Revised Rent means the new Principal Rent following the Review Date pursuant to paragraph 2 of the Second Schedule.

2	The Principal Rent shall be reviewed on the Review Date to the higher of:

2.1	the Principal Rent payable immediately before the Review Date (disregarding any suspension or abatement of the Principal Rent); and

2.2	the Rack Rental Value on the Review Date agreed or determined in accordance with this Lease.

3	The Rack Rental Value at any Review Date shall be:

3.1	agreed in writing between the Landlord and the Tenant; or

3.2	determined by Arbitration on the application of either Landlord or Tenant at any time after the Review Date.

4	If a Revised Rent is not agreed or determined by the Review Date:

4.1	the Principal Rent payable immediately before the Review Date shall continue to be payable until the Revised Rent is ascertained;

4.2	when the Revised Rent is ascertained:

4.2.1	the Tenant shall pay within 14 days of ascertainment:

(i)	any difference between the Principal Rent payable immediately before the Review Date and the Principal Rent which would have been payable had the Revised Rent been ascertained on the Review Date (the “Balancing Payment”); and

(ii)	interest on the Balancing Payment at Base Rate from the date or dates when the Balancing Payment or the relevant part or parts would have been payable had the Revised Rent been ascertained on the Review Date;

4.2.2	the Landlord and Tenant shall sign and exchange a memorandum recording the agreed amount of the Revised Rent.

5	If at the Review Date the operation of the rent review provisions in this Lease, or the normal collection and retention by the Landlord of any increase in the rent is prohibited or modified, the Landlord may elect at any time that the day after the date on which any such prohibition or modification is relaxed shall be substituted for the Review Date Provided that such election is not made more than once in any five year period.

6	Time shall not be of the essence for the purposes of this Schedule.

The Third Schedule

Guarantee

1	The Guarantor covenants with the Landlord as principal debtor:

1.1	that throughout the Term or until the Tenant is released from its covenants pursuant to the 1995 Act:

1.1.1	The Tenant will pay the rents reserved by and perform its obligations contained in this Lease;

1.1.2	The Guarantor will indemnify the Landlord on demand against all Costs arising from any default of the Tenant in paying the rents and performing its obligations under this Lease;

1.2	the Tenant will perform its obligations under any authorised guarantee agreement that it gives with respect to the performance of any of the covenants and conditions in this Lease.

2	The liability of the Guarantor shall not be affected by:

2.1	Any time given to the Tenant or any failure by the Landlord to enforce compliance with the Tenant’s covenants and obligations;

2.2	The Landlord’s refusal to accept rent at a time when it would or might have been entitled to re-enter the Premises;

2.3	Any variation of the terms of this Lease;

2.4	Any change in the constitution, structure or powers of the Guarantor the Tenant or the Landlord or the administration, liquidation or bankruptcy of the Tenant or Guarantor;

2.5	Any act which is beyond the powers of the Tenant;

2.6	The surrender of part of the Premises;

2.7	The transfer of the reversion expectant on the Term;

2.8	Any other act or thing by which (but for this provision) the Guarantor would have been released.

3	Where two or more persons have guaranteed obligations of the Tenant the release of one or more of them shall not release the others.

4	The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations or stand in the Landlord’s place in respect of such security.

5	If this Lease is disclaimed, and if the Landlord within 6 months of the disclaimer requires in writing the Guarantor will enter into a new lease of the Premises at the cost of the Guarantor on the terms of this Lease (but as if this Lease had continued and so that any outstanding matters relating to rent review or otherwise shall be determined as between the Landlord and the Guarantor) for the residue of the Contractual Term from and with effect from the date of the disclaimer.

The Fourth Schedule

Service Charge

Part I – Calculation and payment of the Service Charge

1	In this Schedule unless the context otherwise requires:

1.1	Accounting Date means 31 December in each year or such other date as the Landlord notifies in writing to the Tenant from time to time;

1.2	Accounting Year means the period from but excluding one Accounting Date to and including the next Accounting Date;

1.3	Estimated Service Charge means the Landlord’s Surveyor’s reasonable and proper estimate of the Service Charge for the Accounting Year notified in writing to the Tenant from time to time (and where all or any part of the Services are provided by the Management Company, the Estimated Service Charge shall include the advance or estimated payments payable by the Landlord to the Management Company in respect of any of the Services provided by it);

1.4	Service Cost means:

1.4.1	all the costs and expenses paid or incurred by the Landlord (whether by way of reimbursement or otherwise) in relation to the provision of the Estate Services (including irrecoverable VAT) or the sums payable by the Landlord to the Management Company (or any other party) in respect of the provision of those services; and

1.4.2	all the costs and expenses paid or incurred by the Landlord in relation to the provision of the Phase Services (including irrecoverable VAT) or the sums payable by the Landlord to the Management Company (or any other party) in respect of the provision of those services; and

1.4.3	all the costs and expenses paid or incurred by the Landlord in relation to the provision of the Building Services (including irrecoverable VAT);

1.5	Tenant’s Share means a fair and reasonable proportion of the Service Cost determined by the Landlord acting reasonably which would provide a full recovery of the Service Cost if all other occupiers in the Building and the Phase (including the Landlord in relation to any part of the Building or the Phase which is intended to be let, but is for the time being unlet) were also to contribute a fair and reasonable proportion of the Service Cost.

2	The Service Charge shall be the Tenant’s Share of the Service Cost in respect of each Accounting Year, and if only part of an Accounting Year falls within the Term the Service Charge shall be the Tenant’s Share of the Service Cost in respect of relevant Accounting Period divided by 365 and multiplied by the number of days of the Accounting Year within the Term

3	The Landlord shall have the right to adjust the Tenant’s Share from time to time to make reasonable allowances for differences in the services provided to or enjoyable by the other occupiers of the Building, Estate or Phase.

4	The Tenant shall pay the Estimated Service Charge for each Accounting Year to the Landlord in advance by equal instalments on the Quarter Days, the first payment for the period from and including the date of this Lease to (but excluding) the next Quarter Day to be made on the date of this Lease and payments and:-

4.1	If the Landlord’s Surveyor does not notify an estimate of the Service Charge for any Accounting Year the Estimated Service Charge for the preceding Accounting Year shall apply; and

4.2	Any adjustment to the Estimated Service Charge after the start of an Accounting Year shall adjust the payments on the following Quarter Days equally.

5	As soon as practicable after the end of each Accounting Year the Landlord shall either:

5.1	(in relation to the Services provided by the Landlord) serve on the Tenant a full and accurate summary of the Service Cost and a statement of the Service Charge certified by the Landlord’s Surveyor which shall be conclusive (save in the case of manifest error or fraud); or

5.2	(where any of the Services are provided by the Management Company) provide the Tenant with a copy of the statement and other information prepared by the Management Company in relation to the Service Cost.

6	The difference between the Service Charge and the Estimated Service Charge for any Accounting Year (or part) shall be paid by the Tenant to the Landlord within fourteen days of the date of the statement for the Accounting Year, or allowed against the next Estimated Service Charge payment, or after the expiry of the Term refunded to the Tenant within fourteen Working Days.

7	The Tenant shall be entitled by appointment to inspect the accounts maintained by the Landlord and the Landlord’s Surveyor relating to the Service Cost and supporting vouchers and receipts or, where any Services are provided by the Management Company, the accounts provided by the Management Company to the Landlord in relation to the Services, at such location as the Landlord reasonably directs.

8	Any omission by the Landlord to include in the Service Cost for any Accounting Year a sum expended or a liability incurred in that year shall not prevent the Landlord from including it in the Service Cost in the subsequent Accounting Year. Provided that the Tenant shall not be liable to contribute towards omissions prior to the date hereof

9	Special Costs

Provided that and it is hereby agreed that where the cost of providing any of the services listed in parts II and III of this Schedule arise as a result of a breach by the Developer or Professional Team of the terms of their contracts for the construction or professional services for the construction of the Building or Phase or Estate (as the case may be) the Landlord will use all reasonable endeavours to reclaim the costs of remedying the breach from the Developer and/or the Professional Team and credit against any expenditure incurred as a result of that breach in providing any of the services listed in parts II and III of this Schedule any damages, costs awarded or payments received by the Landlord or the Management Company for such breaches of contract but only in so far as they have been included in the actual costs of providing the services listed in parts II and III of this Schedule

Part II – Estate Services and Phase Services

In relation to the Estate and/or the Phase, the provision of the following services or the Costs incurred in relation to:

1	The Common Areas

Repairing, maintaining and (where appropriate) cleaning, lighting and (as necessary) renewing, rebuilding and reinstating the Estate Common Areas and/or the Phase Common Areas.

2	Conduits

The repair, maintenance and cleaning and (as necessary) replacement and renewal of all Conduits within the Estate Common Area and/or the Phase Common Areas.

3	Plant and machinery

Hiring, operating, inspecting, servicing, overhauling, repairing, maintaining, cleaning, lighting and (as necessary) renewing or replacing any plant, machinery, apparatus and equipment from time to time within the Estate Common Areas and/or the Phase Common Areas or used for the provision of services to the Estate or the Phase and the supply of all fuel and electricity for the same and any necessary maintenance contracts and insurance in respect thereof.

4	Signs

Maintaining and (where appropriate) cleaning and lighting and (as necessary) renewing and replacing the signboards, all directional signs, fire regulation notices, advertisements, bollards, roundabouts and similar apparatus or works.

5	Landscaping

Maintaining, tending and cultivating and (as necessary) re-stocking any garden or grassed areas including replacing plants, shrubs and trees as necessary.

6	Common facilities

Repairing maintaining and (as necessary) rebuilding as the case may be any party walls or fences, party structures, Conduits or other amenities and easements which may belong to or be capable of being used or enjoyed by the Estate or Phrase in common with any land or buildings adjoining or neighbouring the Estate or Phase.

7	Outgoings

Any existing and future rates, taxes, charges, assessments and outgoings in respect of the Estate Common Areas and/or the Phase Common Areas or any part of them except tax (other than VAT) payable in respect of any dealing with or any receipt of income in respect of the Estate Common Areas and/or the Phase Common Areas.

8	Statutory requirements

The cost of complying with statutory requirements relating to the Estate or the Phase (other than in connection with its initial construction) and carrying out any further works (after the initial construction in accordance with statutory requirements) to the Estate Common Areas and/or the Phase Common Areas required to comply with any statute.

9	Management

9.1	The proper and reasonable fees, costs, charges, expenses and disbursements (including irrecoverable VAT) of any person properly employed or retained for or in connection with surveying or accounting functions or the performance of the Services and any other duties in and about the Estate or Phase relating to the Estate Common Areas and/or the Phase Common Areas together with the general management, administration, security, maintenance, protection and cleanliness of the Estate or Phase.

9.2	The proper and reasonable fees and expenses of the Landlord and/or the Management Company in connection with the management of the Estate or Phase.

10	Enforcement of Regulations

The reasonable and proper costs and expenses incurred by the Landlord and/or the Management Company in enforcing the rules and regulations from time to time made pursuant to paragraph 3 of Part II of the First Schedule provided that the Landlord and/or Management company shall use all reasonable endeavours to recover such costs and expenses from the defaulting party and provided further that there shall be credited against the Service Cost any such costs recovered.

11	Enforcement of Covenants

Using reasonable endeavours to enforce compliance by the owners or occupiers of any part of the Estate with their covenants in any transfer or lease or in any deed of covenant or supplemental deed including the Costs incurred in carrying out works or taking any lawful action following a default by such persons to comply with the said covenants and all reasonable and proper legal fees (including VAT) incurred by the Landlord in seeking to recover any such Costs and expenses from such defaulting persons Provided That there shall be credited against the expenditure any damages and all costs awarded to and received by the Landlord in such proceedings or received by it as a term of settlement of any such proceedings or any claim relating to those proceedings.

12	Insurances

Effecting such insurances (if any) as the Landlord and/or the Management Company may properly think fit in respect of the Estate Common Areas and/or the Phase Common Areas the plant, machinery, apparatus and equipment as referred to in paragraph 3 above and any other liability of the Landlord and/or the Management Company to any person in respect of those items or in respect of the provision of the Services together with the cost of any professional valuations properly required by the Landlord and not the responsibility of an individual tenant.

13	Generally

Any reasonable and proper costs (not referred to above) which the Landlord and/or the Management Company may incur in providing such other services and in carrying out such other works (other than the initial construction of the Estate or Phase) as the Landlord and/or the Management Company may reasonably consider to be reasonably desirable or necessary for the benefit of occupiers of the Estate or Phase.

14	VAT

Irrecoverable VAT on any of the foregoing.

Part III – Building Services

In relation to the Building, the provision of the following services or the Costs incurred in relation to:

1	Repairs to the Building (including lifts and Conduits)

Repair, renewal, decoration, cleaning and maintenance of the foundations, roof, exterior and structure, the lifts and all lift machinery, the Conduits, plant and equipment (which are not the responsibility of any tenants of the Building).

2	Common Parts

(a)	Repair, renewal, decoration, cleaning, maintenance and lighting of the Common Parts and other parts of the Building not comprised in the Lettable Units;

(b)	Furnishing, carpeting and equipping the Common Parts;

(c)	Cleaning the outside of all external windows;

(d)	Providing and maintaining any plants, or floral displays in the Common Parts;

(e)	Providing signs, nameboards and other notices within the Building;

(f)	All refuse disposal costs relating to the Building not the responsibility of an individual tenant.

3	Heating etc. services

(a)	Providing heating, air conditioning and ventilation other than to the Lettable Units to such standards and between such hours as the Landlord reasonably decides;

(b)	Procuring water and sewerage services.

4	Fire Fighting and Security

Provision, operation, repair, renewal, cleaning and maintenance of fire alarms, sprinkler systems, fire prevention and fire fighting equipment and ancillary apparatus and security alarms, apparatus and systems as the Landlord considers appropriate.

5	Outgoings

All existing and future rates, taxes, charges, assessments and outgoings payable to any competent authority or for utilities except in respect of the Lettable Units.

6	Statutory Requirements

The cost of complying with statutory requirements relating to the Building (other than in connection with its initial construction) and carrying out any further works to the Building (after its initial construction in accordance with statutory requirements) required to comply with any statute and all costs incurred in connection with compliance with all requirements relating to health and safety including without limitation the assessment of any risk to the health and safety of any persons in the Building or who may be affected by its use and occupation and the establishment of procedures to monitor the control of such risks.

7	Insurances

Effecting such insurance (if any) as the Landlord may properly think fit in respect of the Building, the plant machinery apparatus and equipment in it, any fixtures fittings and furnishings in the Common Areas and any other liability of the Landlord in relation to the Building to any person in respect of those items or in respect of the provision of the Services together with the cost of any professional valuations properly required by the Landlord and not the responsibility of an individual tenant.

8	Management

Costs relating to the Building of the type referred to in paragraph 9 of Part II of this Schedule.

9	General

9.1	Establishing and maintaining reserves to meet the future costs (as from time to time estimated by the Landlord’s Surveyor) of providing the Building Services;

9.2	Any reasonable and proper costs (not referred to above) which the Landlord may incur in providing such other services and in carrying out such other works as the Landlord may reasonably consider to be reasonably desirable or necessary for the benefit of occupiers of the Building.

[On Original]
Executed as a deed by	)
CGNU LIFE ASSURANCE LIMITED	)
but not delivered until the date inserted	)
above and signed by two authorised	)
signatories of that company	)
/s/ Sandra Godfrey Authorised Signatory

/s/ [Authorised Signatory] Authorised Signatory

[On Counterpart]
EXECUTED (but not delivered until the date hereof) as a deed by CAMBRIDGE DISPLAY TECHNOLOGY LIMITED acting by two directors of that company or a director and the company secretary

Director	/s/ David Fyfe

Secretary/Director	/s/ Stephen Chandler